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                                                                 EXHIBIT (a)(4)

MERRILL LYNCH & CO.
WORLD FINANCIAL CENTER
NORTH TOWER
NEW YORK, NEW YORK 10281

                          OFFER TO PURCHASE FOR CASH
                    UP TO 6,000,000 SHARES OF COMMON STOCK
                                      OF
                                MGM GRAND, INC.

                                      AT

                             $35.00 NET PER SHARE

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   THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
 NEW YORK CITY TIME, ON FRIDAY, JULY 31, 1998, UNLESS EXTENDED.

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To Brokers, Dealers, Commercial Banks,
 Trust Companies and other Nominees:

  We are enclosing the material listed below relating to the offer by MGM Grand, Inc., a Delaware corporation (the "Company"), to purchase up to 6,000,000 shares of its Common Stock, par value $.01 per share (the "Shares") at $35.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 2, 1998 and the related Letter of Transmittal (which together constitute the "Offer").

  We have been engaged by the Company to act as Dealer Manager with respect to the Offer. We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. No fees or commissions will be payable to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay all transfer taxes on its purchase of Shares, subject to Instruction 6 of the Letter of Transmittal.

  Enclosed herewith are copies of the following documents:

    1. Offer to Purchase dated July 2, 1998;

    2. Letter of Transmittal;

    3. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

    4. Notice of Guaranteed Delivery;

    5. Form of letter which may be sent to your clients for whose account you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

    6. Return envelope addressed to the Depositary.

  We urge you to contact your clients promptly. Please note that, unless extended, the Offer, the proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on Friday, July 31, 1998.

  The Offer is not being made to, nor will tenders be accepted from, or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction.

  As described in the Offer to Purchase, if more than 6,000,000 Shares have been validly tendered and not withdrawn prior to the Expiration Date, as defined in Section 1 of the Offer to Purchase, the Company will accept Shares for purchase in the following order of priority: (i) all Shares validly tendered and not withdrawn prior to the Expiration Date by any stockholder who owned beneficially, as of the close of business on June 30, 1998, and who continues to own beneficially as of the Expiration Date, an aggregate of fewer than 100 Shares and who validly tenders all of such Shares (partial tenders will not qualify for this preference) and completes the box captioned "Odd Lots" in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery; and (ii) after purchase of all of the foregoing Shares, all other Shares validly tendered and not withdrawn prior to the Expiration Date on a pro rata basis.
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  THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER,
STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS, SENIOR EXECUTIVE OFFICERS OR PRINCIPAL STOCKHOLDER INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

  Additional copies of the enclosed material may be obtained from the undersigned or the Information Agent. Any questions you may have with respect to the Offer should be directed to the Information Agent or the undersigned at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                          Very truly yours,

                                          Merrill Lynch & Co.

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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